                                                                   EXHIBIT 99(a)

    [LETTERHEAD OF MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP APPEARS HERE]


                       REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders
Colony Bankcorp, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 1998 and 1997 and the results of operations and cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.



                                McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

Macon, Georgia
February 19, 1999

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31


                                    ASSETS


                                                      1998             1997
                                                  ------------     ------------
Cash and Balances Due from Depository
  Institutions                                    $ 12,264,888     $ 11,764,243

Federal Funds Sold                                  27,795,000       25,540,000

Investment Securities

  Available for Sale, at Fair Value                 70,239,995       53,678,315

  Held to Maturity, at Cost (Fair Value of
    $1,537,471 and $3,213,088 as of December 31,
    1998 and 1997, Respectively)                     1,557,643        3,237,101
                                                  ------------     ------------

                                                    71,797,638       56,915,416

Loans                                              252,869,139      234,298,902

  Allowance for Loan Losses                         (4,726,161)      (4,575,265)

  Unearned Interest and Fees                            (5,475)         (10,827)
                                                  ------------     ------------

                                                   248,137,503      229,712,810

Premises and Equipment                              11,685,848        9,134,750

Other Real Estate                                      907,536        1,311,070


Other Assets                                         8,759,499        8,568,277
                                                  ------------     ------------

Total Assets                                      $381,347,912     $342,946,566
                                                  ============     ============


 The accompanying notes are an integral part of these balance sheets.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31

                     LIABILITIES AND STOCKHOLDERS' EQUITY

                                                     1998             1997
                                                 ------------     ------------
Deposits
  Noninterest-Bearing                            $ 29,215,638     $ 27,319,830
  Interest-Bearing                                301,529,874      270,842,224
                                                 ------------     ------------
                                                  330,745,512      298,162,054

Borrowed Money                                     14,520,870       13,074,042

Other Liabilities                                   2,985,245        2,889,778

Stockholders' Equity
  Common Stock, Par Value $10 a Share;
    Authorized 5,000,000 Shares, Issued
    2,217,513 and 2,173,263 Shares as of
    December 31, 1998 and 1997, Respectively       22,175,130       21,732,630
  Paid-In Capital                                   1,579,711        1,137,424
  Retained Earnings                                 9,425,045        6,083,128
  Accumulated Other Comprehensive Income,
    Net of Tax                                        (83,601)        (132,490)
                                                 ------------     ------------
                                                   33,096,285       28,820,692
                                                 ------------     ------------
Total Liabilities and Stockholders' Equity       $381,347,912     $342,946,566
                                                 ============     ============


The accompanying notes are an integral part of these balance sheets.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                        FOR THE YEARS ENDED DECEMBER 31

                                                                                 1998           1997           1996
                                                                             -----------    -----------    -----------
Interest Income
  Loans, Including Fees                                                      $25,851,093    $24,281,672    $22,371,529
  Federal Funds Sold                                                           1,125,395        815,771        863,648
  Deposits with Other Banks                                                       49,455         46,563          8,742
  Investment Securities
    U. S. Treasury                                                                40,461         67,895         48,024
    U. S. Government Agencies                                                  2,957,590      3,119,552      2,817,365
    State, County and Municipal                                                  393,179        324,525        318,497
    Other Investments                                                             93,666         71,959         73,622
  Dividends on Other Investments                                                 141,847         49,302         23,202
                                                                             -----------    -----------    -----------
                                                                              30,652,686     28,777,239     26,524,629
                                                                             -----------    -----------    -----------
Interest Expense
  Deposits                                                                    14,624,765     13,290,972     12,847,850
  Federal Funds Purchased                                                         21,518         37,787         28,517
  Borrowed Money                                                                 874,782        663,603        281,716
                                                                             -----------    -----------    -----------
                                                                              15,521,065     13,992,362     13,158,083
                                                                             -----------    -----------    -----------

Net Interest Income                                                           15,131,621     14,784,877     13,366,546

  Provision for Loan Losses                                                    1,157,330      1,489,417      2,194,595
                                                                             -----------    -----------    -----------
Net Interest Income After Provision for Loan Losses                           13,974,291     13,295,460     11,171,951
                                                                             -----------    -----------    -----------
Noninterest Income
  Service Charges on Deposits                                                  1,931,721      1,763,676      1,679,895
  Other Service Charges, Commissions and Fees                                    372,918        412,372        464,193
  Securities Gains                                                                40,838         10,895         41,140
  Other                                                                          313,156        341,057        463,861
                                                                             -----------    -----------    -----------
                                                                               2,658,633      2,528,000      2,649,089
                                                                             -----------    -----------    -----------
Noninterest Expenses
  Salaries and Employee Benefits                                               5,721,257      5,450,362      5,009,239
  Occupancy and Equipment                                                      1,878,200      1,569,500      1,185,489
  Directors' Fees                                                                350,125        367,530        335,875
  Legal and Professional Fees                                                    297,282        333,836        362,177
  Other Real Estate Expense                                                      252,089        383,241        288,377
  Other                                                                        2,589,551      2,496,074      2,387,675
                                                                             -----------    -----------    -----------
                                                                              11,088,504     10,600,543      9,568,832
                                                                             -----------    -----------    -----------
Income Before Income Taxes                                                     5,544,420      5,222,917      4,252,208

Income Taxes                                                                   1,692,472      1,605,043      1,318,666
                                                                             -----------    -----------    -----------
Net Income                                                                   $ 3,851,948    $ 3,617,874    $ 2,933,542
                                                                             ===========    ===========    ===========
Net Income Per Share of Common Stock
  Basic                                                                      $      1.74    $      1.66    $      1.35
                                                                             ===========    ===========    ===========
  Diluted                                                                    $      1.74    $      1.66    $      1.35
                                                                             ===========    ===========    ===========
Weighted Average Shares Outstanding                                            2,213,138      2,173,263      2,173,263
                                                                             ===========    ===========    ===========

The accompanying notes are an integral part of these statements.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                        FOR THE YEARS ENDED DECEMBER 31

                                                           1998           1997           1996
                                                        ----------     ----------     ----------
Net Income                                              $3,851,948     $3,617,874     $2,933,542
                                                        ----------     ----------     ----------
Other Comprehensive Income, Net of Tax
  Gains on Securities Arising During the Year               75,842         53,634         16,020
  Reclassification Adjustment                              (26,953)        (7,191)       (27,152)
                                                        ----------     ----------     ----------
  Unrealized Gains (Losses) on Securities                   48,889         46,443        (11,132)
                                                        ----------     ----------     ----------
Comprehensive Income                                    $3,900,837     $3,664,317     $2,922,410
                                                        ==========     ==========     ==========

The accompanying notes are an integral part of these statements.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                                       Accumulated
                                                                                                          Other
                                                Shares        Common       Paid-In      Retained      Comprehensive
                                             Outstanding      Stock        Capital      Earnings         Income          Total
                                             -----------   -----------    ----------   -----------    -------------    -----------
Balance, December 31, 1995                    1,448,842    $14,488,420    $1,137,424   $ 7,609,740      $(167,801)     $23,067,783
  Unrealized Loss on Securities Available
    for Sale, Net of Tax of $3,195                                                                        (11,132)         (11,132)
  Dividends Paid                                                                          (399,164)                       (399,164)
  Net Income                                                                             2,933,542                       2,933,542
                                              ---------    -----------    ----------   -----------      ---------      -----------
Balance, December 31, 1996                    1,448,842     14,488,420     1,137,424    10,144,118       (178,933)      25,591,029
  50 Percent Stock Dividend                     724,421      7,244,210                  (7,244,210)
  Unrealized Gain on Securities Available
    for Sale, Net of Tax of $25,230                                                                        46,443           46,443
  Dividends Paid                                                                          (434,654)                       (434,654)
  Net Income                                                                             3,617,874                       3,617,874
                                              ---------    -----------    ----------   -----------      ---------      -----------
Balance, December 31, 1997                    2,173,263     21,732,630     1,137,424     6,083,128       (132,490)      28,820,692
  Common Stock Issuance                          44,250        442,500       442,287                                       884,787
  Unrealized Gain on Securities Available
    for Sale, Net of Tax of $50,181                                                                        48,889           48,889
  Dividends Paid                                                                          (510,031)                       (510,031)
  Net Income                                                                             3,851,948                       3,851,948
                                              ---------    -----------    ----------   -----------      ---------      -----------
Balance, December 31, 1998                    2,217,513    $22,175,130    $1,579,711   $ 9,425,045      $ (83,601)     $33,096,285
                                              =========    ===========    ==========   ===========      =========      ===========

The accompanying notes are an integral part of these statements.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31

                                                                                          1998            1997           1996
                                                                                      -----------     -----------    -----------
Cash Flows from Operating Activities
  Net Income                                                                          $ 3,851,948     $ 3,617,874    $ 2,933,542
  Adjustments to Reconcile Net Income to Net
    Cash Provided from Operating Activities
      Depreciation                                                                        975,416         791,383        561,314
      Amortization and Accretion                                                          (24,522)          4,742        155,951
      Provision for Loan Losses                                                         1,157,330       1,489,417      2,194,595
      Deferred Income Taxes                                                                (7,175)         (8,490)      (177,468)
      Securities Gains                                                                    (40,838)        (10,895)       (41,140)
      (Gain) Loss on Sale of Equipment                                                       (570)        (21,308)       (19,521)
      Loss on Sale of Other Real Estate and Repossessions                                  20,418           9,505         50,149
      Other Real Estate Writedown                                                          (3,906)        200,215         21,440
      Change In
        Interest Receivable                                                              (406,960)       (614,121)       159,991
        Prepaid Expenses                                                                  (22,718)         32,476        (88,840)
        Interest Payable                                                                  145,607         114,921        100,413
        Accrued Expenses and Accounts Payable                                             162,348          99,540        302,664
        Other                                                                             (51,426)       (146,051)      (396,301)
                                                                                      -----------     -----------    -----------
                                                                                        5,754,952       5,559,208      5,756,789
                                                                                      -----------     -----------    -----------
Cash Flows from Investing Activities
  Interest-Bearing Deposits in Other Banks                                                (42,125)       (123,721)      (792,000)
  Purchase of Investment Securities
    Available for Sale                                                                (87,364,577)    (25,733,360)   (33,797,492)
  Proceeds from Sale of Investment Securities
    Available for Sale                                                                  5,118,297       3,941,475      4,010,848
  Proceeds from Maturities, Calls and Paydowns
    of Investment Securities
      Available for Sale                                                               65,800,538      27,882,652     17,753,150
      Held to Maturity                                                                  1,750,190         495,832        153,372
  Proceeds from Sale of Equipment                                                         135,200          13,917         65,198
  Loans to Customers, Net                                                             (20,686,240)    (30,656,316)    (9,626,783)
  Purchase of Premises and Equipment                                                   (3,661,144)     (2,966,106)    (1,295,639)
  Other Real Estate and Repossessions                                                   1,513,034       3,165,121        955,081
  Cash Surrender Value of Life Insurance                                                  (34,036)        (51,278)       (40,402)
                                                                                      -----------     -----------    -----------
                                                                                      (37,470,863)    (24,031,784)   (22,614,667)
                                                                                      -----------     -----------    -----------
Cash Flows from Financing Activities
  Interest-Bearing Customer Deposits                                                   30,687,650      13,889,434     13,165,052
  Noninterest-Bearing Customer Deposits                                                 1,895,808      (1,403,605)       865,055
  Proceeds from Borrowed Money                                                          7,500,000      11,338,110      1,826,269
  Dividends Paid                                                                         (485,642)       (434,654)      (399,164)
  Federal Funds Purchased                                                                       -        (160,000)     2,000,000
  Principal Payments on Borrowed Money                                                 (6,053,172)     (3,759,938)      (674,867)
  Proceeds from Issuance of Common Stock                                                  884,787               -              -
                                                                                      -----------     -----------    -----------
                                                                                       34,429,431      19,469,347     16,782,345
                                                                                      -----------     -----------    -----------
Net Increase (Decrease) in Cash and Cash Equivalents                                    2,713,520         996,771        (75,533)

Cash and Cash Equivalents, Beginning                                                   36,289,522      35,292,751     35,368,284
                                                                                      -----------     -----------    -----------
Cash and Cash Equivalents, Ending                                                     $39,003,042     $36,289,522    $35,292,751
                                                                                      ===========     ===========    ===========

The accompanying notes are an integral part of these statements.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  Summary of Significant Accounting Policies

Basis of Presentation

Colony Bankcorp, Inc. is a multi-bank holding company located in Fitzgerald, Georgia. The consolidated financial statements include the accounts of Colony Bankcorp, Inc. and its wholly-owned subsidiaries, The Bank of Fitzgerald, Fitzgerald, Georgia; Ashburn Bank, Ashburn, Georgia; The Bank of Worth, Sylvester, Georgia; The Bank of Dodge County, Eastman, Georgia; Community Bank of Wilcox, Pitts, Georgia; Colony Bank Southeast, Broxton, Georgia (the Banks); and Colony Management Services, Inc., Fitzgerald, Georgia. All significant intercompany accounts have been eliminated in consolidation. The accounting and reporting policies of Colony Bankcorp, Inc. conform to generally accepted accounting principles and practices utilized in the commercial banking industry. Certain reclassifications have been made in the 1996 and 1997 financial statements to conform to the 1998 presentation.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 128, Earnings Per Share (SFAS 128). SFAS 128 replaced the calculation of primary and fully diluted earnings per share (EPS) with basic and diluted EPS. Unlike primary EPS, basic EPS excludes any dilutive effects of options, warrants and convertible securities. Diluted EPS is very similar to fully diluted EPS. All EPS amounts presented have been restated, as applicable, to conform with the new requirements.

Investment Securities

The Company records investment securities under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under the provisions of SFAS 115, the Company must classify its securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which the Company has the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are measured at fair value with unrealized gains and losses reported net of deferred taxes as a separate component of stockholders' equity. Fair value represents an approximation of realizable value as of December 31, 1998 and 1997. Realized and unrealized gains and losses are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans

Loans are generally reported at principal amount less unearned interest and fees. Impaired loans are recorded under SFAS 114, Accounting by Creditors for Impairment of a Loan and SFAS 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 120 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogeneous loans are excluded from impaired loans. Generally, interest payments received on impaired loans are applied to principal. Upon receipt of all loan principal, additional interest payments are recognized as interest income on the cash basis.

Other nonaccrual loans are loans for which payments of principal and interest are considered doubtful of collection under original terms but collateral values equal or exceed outstanding principal and interest.

Colony Bankcorp, Inc.'s loans consist of commercial, financial and agricultural loans, real estate mortgage loans and consumer loans primarily to individuals and entities located throughout central and south Georgia. Accordingly, the ultimate collectibility of the loans is largely dependent upon economic conditions in the central and south Georgia area.

Allowance for Loan Losses

The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

An allowance for loan losses is maintained for all impaired loans. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

Premises and Equipment

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

Description                     Life in Years    Method
-----------                     -------------    ------
Banking Premises                    15-40        Straight-Line and Accelerated
Furniture and Equipment              5-10        Straight-Line and Accelerated

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

Cash Flows

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks and federal funds sold. Cash flows from demand deposits, NOW accounts, savings accounts, loans and certificates of deposit are reported net.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the experience method for tax purposes). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses. Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other losses.

Comprehensive Income

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 130, Reporting Comprehensive Income, with an effective date for fiscal years beginning after December 15, 1997, and earlier application encouraged. Upon adoption, comparative statements for prior years must be reclassified. SFAS 130 has been applied to the financial statements of all years presented herein.

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are reported as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. The purpose of SFAS 130 is to present in the financial statements net income and all items of other comprehensive income as total comprehensive income. The adoption of SFAS 130 had no effect on Colony Bankcorp, Inc. and Subsidiaries' consolidated net income or stockholders' equity.


(2)  Cash and Balances Due from Depository Institutions

Components of cash and balances due from depository institutions are as follows as of December 31:

                                                       1998             1997
                                                    -----------      -----------
Cash on Hand and Cash Items                         $ 2,933,319      $ 3,211,247
Noninterest-Bearing Deposits with Other Banks         8,274,723        7,538,275
Interest-Bearing Deposits with Other Banks            1,056,846        1,014,721
                                                    -----------      -----------
                                                    $12,264,888      $11,764,243
                                                    ===========      ===========

(3)  Investment Securities

Investment securities as of December 31, 1998 are summarized as follows:

                                                                         Gross            Gross
                                         Amortized      Unrealized     Unrealized         Fair
                                           Cost           Gains          Losses           Value
                                        -----------     ----------     ----------      -----------
Securities Available for Sale
U.S. Government Agencies
  Mortgage Backed                       $ 8,433,734      $ 40,189      $ (26,333)     $ 8,447,590
  Other                                  51,186,270        97,080        (58,601)      51,224,749
State, County and Municipal               7,379,788       101,290         (6,031)       7,475,047
The Banker's Bank Stock                      50,000             -              -           50,000
Federal Home Loan Bank Stock              2,093,600             -              -        2,093,600
Marketable Equity Securities              1,130,022             -       (181,013)         949,009
                                        -----------      --------      ---------      -----------
                                        $70,273,414      $238,559      $(271,978)     $70,239,995
                                        ===========      ========      =========      ===========

                                                                         Gross            Gross
                                         Amortized      Unrealized     Unrealized         Fair
                                           Cost           Gains          Losses           Value
                                        ----------      ----------     ----------      -----------
Securities Held to Maturity
U.S. Government Agencies                $  299,977        $     -       $    (71)       $  299,906
State, County and Municipal              1,257,666         17,002        (37,103)        1,237,565
                                        ----------        -------       --------        ----------
                                        $1,557,643        $17,002       $(37,174)       $1,537,471
                                        ==========        =======       ========        ==========

The amortized cost and fair value of investment securities as of December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     Securities
                                            ------------------------------------------------------------
                                                    Available for                      Held to
                                                        Sale                           Maturity
                                            ----------------------------      --------------------------
                                             Amortized           Fair          Amortized         Fair
                                               Cost              Value           Cost            Value
                                            -----------      -----------      ----------      ----------
Due in One Year or Less                     $ 5,182,873      $ 5,189,207      $  454,977      $  455,667
Due After One Year Through Five Years        42,167,469       42,296,948         710,652         718,124
Due After Five Years Through Ten Years       11,102,940       11,106,412               -               -
Due After Ten Years                             112,776          107,229         392,014         363,680
                                            -----------      -----------      ----------      ----------
                                             58,566,058       58,699,796       1,557,643       1,537,471

Federal Home Loan Bank Stock                  2,093,600        2,093,600               -               -
The Banker's Bank Stock                          50,000           50,000               -               -
Marketable Equity Securities                  1,130,022          949,009               -               -
Mortgage Backed Securities                    8,433,734        8,447,590               -               -
                                            -----------      -----------      ----------      ----------
                                            $70,273,414      $70,239,995      $1,557,643      $1,537,471
                                            ===========      ===========      ==========      ==========

Investment securities as of December 31, 1997 are summarized as follows:

                                                                         Gross            Gross
                                          Amortized     Unrealized     Unrealized         Fair
                                            Cost          Gains          Losses           Value
                                        -----------     ----------     ----------      -----------
Securities Available for Sale
U.S. Treasury                           $ 1,074,417      $     15       $  (2,982)     $ 1,071,450
U.S. Government Agencies
  Mortgage Backed                        10,865,944        59,966         (61,944)      10,863,966
  Other                                  33,467,748        40,633         (42,363)      33,466,018
State, County and Municipal               5,327,846        85,451          (4,574)       5,408,723
The Banker's Bank Stock                      50,000             -               -           50,000
Federal Home Loan Bank Stock              1,869,600             -               -        1,869,600
Marketable Equity Securities              1,130,022             -        (181,464)         948,558
                                        -----------      --------       ---------      -----------
                                        $53,785,577      $186,065       $(293,327)     $53,678,315
                                        ===========      ========       =========      ===========

                                                                         Gross            Gross
                                          Amortized     Unrealized     Unrealized         Fair
                                            Cost          Gains          Losses           Value
                                        -----------     ----------     ----------      -----------
Securities Held to Maturity
U.S. Government Agencies                 $1,649,506        $  -         $ (5,597)       $1,643,909
State, County and Municipal               1,587,595         860          (19,276)        1,569,179
                                         ----------        ----         --------        ----------
                                         $3,237,101        $860         $(24,873)       $3,213,088
                                         ==========        ====         ========        ==========

Proceeds from sales of investments available for sale were $5,118,297 in 1998, $3,941,475 in 1997 and $4,010,848 in 1996. Gross realized gains totaled $40,838, $10,895 and $41,140 in 1998, 1997 and 1996, respectively.

Investment securities having a carrying value approximating $26,373,000 and $25,563,000 as of December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes.


(4)  Loans

The composition of loans as of December 31 are:

                                                     1998              1997
                                                 ------------      ------------
Commercial, Financial and Agricultural           $ 44,878,612      $ 34,882,730
Real Estate-Construction                              998,177         2,675,732
Real Estate-Farmland                               18,980,153        21,898,075
Real Estate-Other                                 133,857,717       117,268,524
Installment Loans to Individuals                   40,927,863        42,955,910
All Other Loans                                    13,226,617        14,617,931
                                                 ------------      ------------
                                                 $252,869,139      $234,298,902
                                                 ============      ============

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency. Nonaccrual loans totaled $5,822,523 and $5,773,635 as of December 31, 1998 and 1997,
respectively. Foregone interest on nonaccrual loans approximated $611,000 in 1998, $280,000 in 1997 and $693,000 in 1996.

Colony Bankcorp, Inc. recognizes impaired loans as nonaccrual loans delinquent in excess of 120 days for which collateral values are insufficient to recover outstanding principal and interest under original loan terms. Impaired loan data as of December 31 and for the years then ended follows:

                                                     1998            1997
                                                  ----------      ----------
Total Investment in Impaired Loans                $1,352,536      $1,292,081

Less Allowance for Impaired Loan Losses             (374,675)       (460,703)
                                                  ----------      ----------

Net Investment, December 31                       $  977,861      $  831,378
                                                  ==========      ==========

Average Investment during the Year                $1,640,023      $1,303,248
                                                  ==========      ==========

Income Recognized during the Year                 $  126,252      $   51,147
                                                  ==========      ==========

Income Collected during the Year                  $  130,752      $   51,969
                                                  ==========      ==========


(5)  Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

                                                     1998            1997            1996
                                                 -----------     -----------     -----------
Balance, Beginning                               $ 4,575,265     $ 4,434,867     $ 4,051,243
  Provision Charged to Operating Expenses          1,157,330       1,489,417       2,194,595
  Loans Charged Off                               (1,409,770)     (1,857,304)     (2,817,098)
  Loan Recoveries                                    403,336         508,285       1,006,127
                                                 -----------     -----------     -----------
Balance, Ending                                  $ 4,726,161     $ 4,575,265     $ 4,434,867
                                                 ===========     ===========     ===========

The allowances for loan losses presented above include allowances for impaired loan losses. Transactions in the allowance for impaired loan losses during 1998, 1997 and 1996 were as follows:

                                                     1998            1997            1996
                                                 -----------     -----------     -----------
Balance, Beginning                                $ 460,703        $419,490        $ 38,696
  Provision Charged to Operating Expenses            14,267          50,652         382,716
  Loans Charged Off                                (100,295)         (9,439)         (1,922)
                                                  ---------        --------        --------
Balance, Ending                                   $ 374,675        $460,703        $419,490
                                                  =========        ========        ========

(6)  Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

                                               1998             1997
                                           -----------      -----------
Land                                       $ 1,436,779      $ 1,306,197
Building                                     8,719,989        6,717,201
Furniture, Fixtures and Equipment            7,220,220        5,937,798
Leasehold Improvements                         205,698          179,580
                                           -----------      -----------
                                            17,582,686       14,140,776
Accumulated Depreciation                    (5,896,838)      (5,006,026)
                                           -----------      -----------
                                           $11,685,848      $ 9,134,750
                                           ===========      ===========

Depreciation charged to operations totaled $975,416 in 1998, $791,383 in 1997 and $561,314 in 1996.

Certain Company facilities and equipment are leased under various operating leases. Rental expense approximated $147,800 for 1998, $109,800 for 1997 and $8,600 for 1996.

Future minimum rental payments as of December 31, 1998 are as follows:

               Year Ending
               December 31                           Amount
               -----------                          --------
                  1999                              $ 84,334
                  2000                                72,984
                  2001                                71,445
                  2002                                70,308
                  2003                                48,718
                                                    --------
                                                    $347,789
                                                    ========


(7)  Income Taxes

The Company records income taxes under SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The components of income tax expense for the years ended December 31 are as follows:

                                                   1998             1997          1996
                                                ----------      ----------     ----------
Current Federal Expense                         $1,641,502      $1,520,400     $1,459,272
Deferred Federal Benefit                            (7,175)         (8,490)      (177,468)
                                                ----------      ----------     ----------
Federal Income Tax Expense                       1,634,327       1,511,910      1,281,804
Current State Income Tax Expense                    58,145          93,133         36,862
                                                ----------      ----------     ----------
                                                $1,692,472      $1,605,043     $1,318,666
                                                ==========      ==========     ==========

The federal income tax expense of $1,634,327 in 1998, $1,511,910 in 1997 and $1,281,804 in 1996 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are as follows:

                                                   1998             1997          1996
                                                ----------      ----------     ----------
Statutory Federal Income Taxes                  $1,885,103      $1,775,792     $1,445,751
  Tax-Exempt Interest                             (179,152)       (132,119)      (143,101)
  Interest Expense Disallowance                     31,011          21,852         21,758
  Premiums on Officers' Life Insurance             (23,828)        (17,878)       (12,976)
  Meal and Entertainment Disallowance                5,467           4,113          3,358
  State Income Taxes                               (17,527)        (20,956)       (29,023)
  Other                                            (66,747)       (118,894)        (3,963)
                                                ----------      ----------     ----------
Actual Federal Income Taxes                     $1,634,327      $1,511,910     $1,281,804
                                                ==========      ==========     ==========

Deferred taxes in the accompanying balance sheets as of December 31 include the following:

                                                1998           1997
                                             ---------      ---------
Deferred Tax Assets
  Allowance for Loan Losses                  $ 694,560      $ 590,027
  Deferred Compensation                        207,367        148,264
  Other Real Estate                                  -         46,886
                                             ---------      ---------
                                               901,927        785,177
Deferred Tax Liabilities
  Premises and Equipment                      (220,905)      (111,330)
                                             ---------      ---------
                                               681,022        673,847
Deferred Tax Liability on
  Unrealized Securities Losses                 (50,181)       (25,230)
                                             ---------      ---------
Net Deferred Tax Assets                      $ 630,841      $ 648,617
                                             =========      =========

(8)  Deposits

Components of interest-bearing deposits as of December 31 are as follows:

                                                  1998            1997
                                             ------------     ------------
Interest-Bearing Demand                      $ 61,839,975     $ 54,770,665
Savings                                        13,794,788       11,970,722
Time, $100,000 and Over                        70,996,075       61,197,459
Other Time                                    154,899,036      142,903,378
                                             ------------     ------------
                                             $301,529,874     $270,842,224
                                             ============     ============

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $61,088,000 and $51,608,000 as of December 31, 1998 and 1997, respectively.

As of December 31, 1998, the scheduled maturities of certificates of deposit are as follows:

       Year                                 Amount
-------------------                      ------------
       1999                              $183,027,453
       2000                                21,288,879
       2001                                 6,221,924
       2002                                 5,925,636
2003 and Thereafter                         9,431,219
                                         ------------
                                         $225,895,111
                                         ============


(9)  Borrowed Money

Borrowed money at December 31 is summarized as follows:

                                              1998             1997
                                          -----------      -----------
Federal Home Loan Bank Advances           $12,700,000      $ 9,800,038
Debentures Payable                            266,867          533,734
AmSouth Note Payable                                -          821,000
First Port City Note Payable                  770,560          963,072
The Banker's Bank Note Payable                783,443          956,198
                                          -----------      -----------
                                          $14,520,870      $13,074,042
                                          ===========      ===========

Advances from the Federal Home Loan Bank (FHLB) have maturities ranging from 1999 to 2008 and interest rates ranging from 4.97 percent to 6.98 percent. Of the balances outstanding at December 31, 1998, $1,000,000 is callable by the FHLB during 1999. Under the Blanket Agreement for Advances and Security Agreement with the FHLB, residential mortgage loans are pledged as collateral for the FHLB advances outstanding.

Debentures payable were issued November 28, 1984 for $4,360,000. The debentures are due in annual payments of $266,867 plus variable interest with the unpaid balance due November 1, 1999. Collateral for the outstanding debt consists of 100 percent of the common stock of Ashburn Bank. Effective interest rate at December 31, 1998 was 8.0 percent.

AmSouth note payable originated on December 20, 1994 for $1,445,000. The debt is due in annual payments of $207,143 plus quarterly interest at variable rates. Collateral consists of 100 percent of the common stock of The Bank of Fitzgerald and The Bank of Worth. An extension was granted by AmSouth Bank in the fourth quarter of 1997, extending the due date to February 19, 1998.

First Port City note payable was renewed on January 30, 1997 with additional funds added for an amount totaling $963,200. Annual principal payments of $96,320 are due with interest paid quarterly at The Wall Street Prime Rate Indicator. The debt is secured by commercial real estate in downtown Fitzgerald, which includes the parent company's facilities. Any unpaid balance is due January 29, 2000.

The Banker's Bank note payable originated on September 5, 1997 for $1,000,000 at a rate of The Wall Street Prime minus one half percent. Payments are due monthly with the entire unpaid balance due September 5, 2002. The debt is secured by all furniture, fixtures, machinery, equipment and software of Colony Management Services, Inc. Colony Bankcorp, Inc. guarantees the debt.

The aggregate stated maturities of borrowed money at December 31, 1998 are as follows:

        Year                           Amount
 -------------------                -----------
        1999                        $ 1,806,498
        2000                          1,117,552
        2001                            443,312
        2002                          2,153,508
 2003 and Thereafter                  9,000,000
                                    -----------
                                    $14,520,870
                                    ===========

(10) Profit Sharing Plan

The Company has a profit sharing plan that covers substantially all employees who meet certain age and service requirements. It is the Company's policy to make contributions to the plan as approved annually by the board of directors. The total provision for contributions to the plan was $264,222 for 1998, $295,452 for 1997 and $233,467 for 1996.

(11) Commitments and Contingencies

In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the consolidated financial statements. Commitments under standby letters of credit to U.S. addressees approximate $1,346,000 as of December 31, 1998 and $825,000 as of December 31, 1997.
Unfulfilled loan commitments as of December 31, 1998 and 1997 approximated $35,980,000 and $30,197,000, respectively. No losses are anticipated as a result of commitments and contingencies.


(12) Deferred Compensation Plan

The Banks have deferred compensation plans covering directors choosing to participate through individual deferred compensation contracts. In accordance with terms of the contracts, the Banks are committed to pay the directors deferred compensation over a period of 10 years, beginning at age 65. In the event of a director's death before age 65, payments are made to the director's named beneficiary over a period of 10 years, beginning on the first day of the month following the death of the director.

Liabilities accrued under the plan totaled $609,904 and $436,071 as of December 31, 1998 and 1997, respectively. Benefit payments under the contracts were $111,728 in 1998 and $33,372 in 1997. Provisions charged to operations totaled $149,527 in 1998, $76,830 in 1997 and $70,400 in 1996.


(13) Interest Income and Expense

Interest income of $339,632, $286,300 and $322,536 from state, county and municipal bonds was exempt from regular income taxes in 1998, 1997 and 1996, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $4,140,604, $3,358,903 and $2,761,374 for the years ended December 31, 1998, 1997 and 1996, respectively.


(14) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

                                                    1998           1997          1996
                                                -----------    -----------    -----------
Interest Expense                                $15,375,481    $13,874,115    $13,056,999
                                                ===========    ===========    ===========

Income Taxes                                    $ 1,625,000    $ 1,682,000    $ 1,246,399
                                                ===========    ===========    ===========

Noncash financing and investing activities for the years ended December 31 are as follows:

                                                  1998         1997          1996
                                                --------    ----------    ----------
Acquisitions of Real Estate
  Through Loan Foreclosures                     $995,442    $1,882,418    $1,676,239
                                                ========    ==========    ==========

Stock Split Effected as Stock Dividend          $      -    $7,244,210    $        -
                                                ========    ==========    ==========

(15) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $6,844,196 as of December 31, 1998 and $5,856,393 as of December 31, 1997. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is shown below:

                                                    1998             1997
                                                ------------     ------------
Balance, Beginning                              $  5,856,393     $  6,692,036
  New Loans                                       12,719,166       12,298,024
  Repayments                                     (11,731,363)     (11,804,404)
  Transactions Due to Changes in Directors                 -       (1,329,263)
                                                ------------     ------------
Balance, Ending                                 $  6,844,196     $  5,856,393
                                                ============     ============


(16) Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Colony Bankcorp, Inc. and Subsidiaries' financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

 Cash and Short-Term Investments - For cash, due from banks, bank-owned deposits and federal funds sold, the carrying amount is a reasonable estimate of fair value.

 Investment Securities - Fair values for investment securities are based on quoted market prices.

 Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

 Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

 Standby Letters of Credit and Commitments to Extend Credit - Because standby letters of credit and commitments to extend credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company's financial instruments as of December 31 are as follows:

                                                            1998                                     1997
                                             -------------------------------------      -------------------------------------
                                                  Carrying            Estimated              Carrying            Estimated
                                                   Amount            Fair Value               Amount             Fair Value
                                             ---------------     -----------------      ----------------     ----------------
                                                                               (in Thousands)
Assets
  Cash and Short-Term Investments                   $ 40,060              $ 40,060            $ 37,304             $ 37,304
  Investment Securities Available for Sale            70,240                70,240              53,678               53,678
  Investment Securities Held to Maturity               1,558                 1,537               3,237                3,213
  Loans                                              248,138               266,845             229,713              235,602

Liabilities
  Deposits                                           330,746               336,486             298,162              297,921
  Borrowed Money                                      14,521                14,521              13,074               13,074

Unrecognized Financial Instruments
  Standby Letters of Credit                                -                 1,346                   -                  825
  Commitments to Extend Credit                             -                35,980                   -               30,196

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.


(17) Regulatory Capital Matters

The amount of dividends payable to the parent company from the subsidiary banks is limited by various banking regulatory agencies. The amount of cash dividends available from subsidiaries for payment in 1998 without prior approval from the banking regulatory agencies approximates $2,141,000. Upon approval by regulatory authorities, the banks may pay cash dividends to the parent company in excess of regulatory limitations.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 1998, the Company meets all capital adequacy requirements to which it is subject and is classified as well
capitalized under the regulatory framework for prompt corrective action.   In
the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution's category.

                                                                                                 To Be Well
                                                                                              Capitalized Under
                                                                    For Capital               Prompt Corrective
                                         Actual                  Adequacy Purposes            Action Provisions
                                 -----------------------   ----------------------------   --------------------------
                                   Amount       Ratio          Amount          Ratio          Amount         Ratio
                                 -----------------------   ----------------------------   --------------------------
As of December 31, 1998

Total Capital
  to Risk-Weighted Assets        $35,890,670    13.21%          $21,735,455     8.00%         $27,169,319    10.00%
Tier I Capital
  to Risk-Weighted Assets         32,477,808    11.95            10,871,233     4.00           16,306,849     6.00
Tier I Capital
  to Average Assets               32,477,808     8.51            15,265,715     4.00           19,082,143     5.00


As of December 31, 1997

Total Capital
  to Risk-Weighted Assets        $31,424,000    12.50%          $20,111,360     8.00%         $25,139,200    10.00%
Tier I Capital
  to Risk-Weighted Assets         28,265,000    11.25            10,049,778     4.00           15,074,667     6.00
Tier I Capital
  to Average Assets               28,265,000     8.44            13,395,735     4.00           16,744,668     5.00

(18) Financial Information of Colony Bankcorp, Inc. (Parent Only)

The parent company's balance sheets as of December 31, 1998 and 1997 and the related statements of income and comprehensive income and cash flows for each of the years in the three-year period then ended are as follows:


                                    COLONY BANKCORP, INC. (PARENT ONLY)
                                               BALANCE SHEETS
                                                DECEMBER 31


                                                   ASSETS

                                                                            1998                  1997
                                                                     -----------------      ----------------
Cash                                                                      $   110,784           $     9,465
Investment in Subsidiaries, at Equity                                      32,718,218            29,786,909
Other                                                                       1,507,644             1,533,179
                                                                          -----------           -----------

Total Assets                                                              $34,336,646           $31,329,553
                                                                          ===========           ===========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Dividends Payable                                                       $   133,051           $   108,663
  Notes and Debentures Payable                                              1,037,427             2,317,806
  Other                                                                        69,883                82,392
                                                                          -----------           -----------

                                                                            1,240,361             2,508,861
                                                                          -----------           -----------

Stockholders' Equity
  Common Stock, Par Value $10; 5,000,000 Shares Authorized,
    2,217,513 and 2,173,263 Shares Issued and Outstanding as of
    December 31, 1998 and 1997, Respectively                               22,175,130            21,732,630
  Paid-In Capital                                                           1,579,711             1,137,424
  Retained Earnings                                                         9,425,045             6,083,128
  Accumulated Other Comprehensive Income, Net of Tax                          (83,601)             (132,490)
                                                                          -----------           -----------

Total Stockholders' Equity                                                 33,096,285            28,820,692
                                                                          -----------           -----------

Total Liabilities and Stockholders' Equity                                $34,336,646           $31,329,553
                                                                          ===========           ===========

                                       COLONY BANKCORP, INC. (PARENT ONLY)
                                  STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                                         FOR THE YEARS ENDED DECEMBER 31


                                                             1998                 1997                 1996
                                                     -----------------     ----------------     ----------------
Income
  Dividends from Subsidiaries                               $2,400,000           $1,371,000           $1,400,000
  Management Fees from Subsidiaries                            175,500              269,332              506,225
  Data Processing Fees                                               -                    -              396,000
  Other                                                         76,872               47,278               17,140
                                                            ----------           ----------           ----------

                                                             2,652,372            1,687,610            2,319,365
                                                            ----------           ----------           ----------
Expenses
  Interest                                                     117,431              201,212              182,016
  Amortization                                                  17,951               17,951               17,951
  Other                                                        717,773              734,425            1,248,270
                                                            ----------           ----------           ----------

                                                               853,155              953,588            1,448,237
                                                            ----------           ----------           ----------

Income Before Taxes and Equity in
  Undistributed Earnings of Subsidiaries                     1,799,217              734,022              871,128

    Income Tax Benefits                                        169,953              220,138              149,138
                                                            ----------           ----------           ----------

Income Before Equity in Undistributed
  Earnings of Subsidiaries                                   1,969,170              954,160            1,020,266

    Equity in Undistributed Earnings of Subsidiaries         1,882,778            2,663,714            1,913,276
                                                            ----------           ----------           ----------

Net Income                                                   3,851,948            3,617,874            2,933,542
                                                            ----------           ----------           ----------

Other Comprehensive Income, Net of Tax
  Gains on Securities Arising During the Year                   75,842               53,634               16,020
  Reclassification Adjustment                                  (26,953)              (7,191)             (27,152)
                                                            ----------           ----------           ----------

  Unrealized Gains (Losses) in Securities                       48,889               46,443              (11,132)
                                                            ----------           ----------           ----------

Comprehensive Income                                        $3,900,837           $3,664,317           $2,922,410
                                                            ==========           ==========           ==========

                                           COLONY BANKCORP, INC. (PARENT ONLY)
                                                STATEMENTS OF CASH FLOWS
                                             FOR THE YEARS ENDED DECEMBER 31


                                                                  1998                   1997                   1996
                                                          -------------------     ------------------     ------------------
Cash Flows from Operating Activities
  Net Income                                                   $ 3,851,948            $ 3,617,874            $ 2,933,542
  Adjustments to Reconcile Net Income to Net Cash
    Provided from Operating Activities
      Depreciation and Amortization                                 85,771                 55,267                 42,611
      Equity in Undistributed Earnings of Subsidiary            (1,882,778)            (2,663,714)            (1,913,276)
      Other                                                         37,839                 (4,794)              (167,813)
                                                               -----------            -----------            -----------

                                                                 2,092,780              1,004,633                895,064
                                                               -----------            -----------            -----------
Cash Flows from Investing Activities
  Capital Infusion in Subsidiary                                (1,000,000)                     -                   (500)
  Purchases of Premises and Equipment                             (110,227)              (818,366)              (343,451)
                                                               -----------            -----------            -----------

                                                                (1,110,227)              (818,366)              (343,951)
                                                               -----------            -----------            -----------
Cash Flows from Financing Activities
  Dividends Paid                                                  (485,642)              (434,654)              (399,164)
  Proceeds from Issuance of Common Stock                           884,787                      -                      -
  Principal Payments on Notes and Debentures                    (1,280,379)              (766,136)              (474,867)
  Proceeds from Notes and Debentures                                     -                963,072                291,269
                                                               -----------            -----------            -----------

                                                                  (881,234)              (237,718)              (582,762)
                                                               -----------            -----------            -----------

Increase (Decrease) in Cash and Cash Equivalents                   101,319                (51,451)               (31,649)

Cash and Cash Equivalents, Beginning                                 9,465                 60,916                 92,565
                                                               -----------            -----------            -----------

Cash and Cash Equivalents, Ending                              $   110,784            $     9,465            $    60,916
                                                               ===========            ===========            ===========


(19) Common Stock Split

On February 18, 1997, a 50 percent stock split effected on July 1, 1997 in the form of a dividend was approved by the board. Weighted average shares and per share data for all periods presented in the accompanying consolidated financial statements and related notes have been retroactively restated to reflect the additional shares outstanding resulting from the stock split.

(20) Business Combinations

On November 30, 1996, the Company acquired Colony Bank Southeast (formerly Broxton State Bank) in a business combination accounted for as a pooling of interests. Colony Bank Southeast became a wholly-owned subsidiary of the Company through the exchange of 157,732 shares of the Company's common stock for all of the outstanding stock of Colony Bank Southeast. The accompanying consolidated financial statements for 1996 are based on the assumption that the companies were combined for the full year.

Summarized results of operations of the separate companies for the period from January 1, 1996 through November 30, 1996, the date of acquisition, are as follows:

                                               Colony Bankcorp, Inc.        Colony Bank
                                                 and Subsidiaries            Southeast
                                               ---------------------       ------------
Net Interest Income                                  11,302,001              $875,029
                                                     ==========              ========

Provision for Loan Losses                             1,877,210                25,000
                                                     ==========              ========

Noninterest Income                                    3,223,829               194,455
                                                     ==========              ========

Noninterest Expense                                   8,855,474               830,903
                                                     ==========              ========

Net Income                                            2,596,845               173,806
                                                     ==========              ========


No significant intercompany transactions occurred between the Company and Colony Bank Southeast prior to the pooling of interests that would affect prior operations. There was no change in accounting policies or reporting periods as a result of the pooling of interests.


(21) Legal Contingencies

In the ordinary course of business, there are various legal proceedings pending against Colony and its subsidiaries. The aggregate liabilities, if any, arising from such proceedings would not, in the opinion of management, have a material adverse effect on Colony's consolidated financial position.


(22) Impact of Year 2000

The Bank has developed policy, procedures and specific plans to address the possible exposure related to the impact on its financial, informational and operational systems of the year 2000. However, absolute assurance cannot be attained that applications and equipment, which management believes to be year 2000 compliant, will not misfunction and impact operations in an adverse manner. Future expenditures related to year 2000 compliance are not anticipated to be material to results of operations.